UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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RCM TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

IRS PARTNERS NO. 19, L.P.
THE LEONETTI/O’CONNELL FAMILY FOUNDATION
M2O, INC.
THE MICHAEL F. O’CONNELL AND MARGO L. O’CONNELL REVOCABLE TRUST
MICHAEL F. O’CONNELL
LEGION PARTNERS ASSET MANAGEMENT, LLC
CHRISTOPHER S. KIPER
BRADLEY S. VIZI
ROGER H. BALLOU

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Legion Partners Asset Management, LLC (“Legion Partners”), together with IRS Partners No. 19, L.P. and certain other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2013 annual meeting of stockholders (the “Annual Meeting”) of RCM Technologies, Inc.  The participants have made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its two director nominees.

On November 12, 2013, Legion Partners issued the following press release:

LEGION PARTNERS: RCMT BOARD SQUANDERS STOCKHOLDER MONEY ON FRIVOLOUS LAWSUIT

Complaint Against Largest Stockholder Seeks to Distract from Much-Needed Change

Legion Urges Stockholders to Stay Focused on the Real Issues and Vote the GOLD Proxy Card Today

Los Angeles – November 12, 2013 – Legion Partners Asset Management, LLC (“Legion Partners”), together with IRS Partners No. 19, L.P. and certain other stockholders of RCM Technologies, Inc. (NASDAQ: RCMT), which has nominated two director nominees to the Board of Directors of RCM at the 2013 annual meeting of stockholders, today issued the following letter to all stockholders:

November 12, 2013

Dear Fellow RCM Technologies, Inc. Stockholders:

LEGION PARTNERS URGES RCM STOCKHOLDERS TO REMAIN FOCUSED ON THE REAL ISSUES IN THIS ELECTION CONTEST

RCM’s Frivolous Lawsuit Against Largest Stockholder Is A Misuse of Stockholder Capital

Protect Your Investment - Vote the GOLD Proxy Card Today

Legion Partners Asset Management, LLC (“Legion Partners”), together with IRS Partners No. 19, L.P. and several other stockholders (collectively, the “Stockholder Group”), have formed a group which collectively owns approximately 13.3% of the outstanding shares of RCM Technologies, Inc. (NasdaqGM: RCMT) (“RCM” or the “Company”), making us RCM’s largest stockholder.  We have nominated two highly-qualified, independent directors -- Roger H. Ballou and Bradley S. Vizi -- for election to the Board of Directors of RCM (the “Board”) at the 2013 annual meeting of stockholders, scheduled to be held on December 5, 2013 (the “2013 Annual Meeting”), due to our serious concerns with the continued financial deterioration of the Company over the past decade, the Board’s ineffectiveness in producing returns for stockholders, and the Company’s long maintained poor compensation and corporate governance practices.

We are deeply troubled by the Board’s tactics to attempt to divert stockholders’ attention away from the real issues facing RCM, including the following:

➢
The Board claims it has returned over 587% in total stockholder return over the past five years but fails to reveal that its starting point for this measurement was the peak of the financial crisis, when the Company’s stock was a mere 23 cents shy of its lowest closing price in the past 20 years.  If one were to run that same five year return for RCM as of the date ending December 31, 2012 (the date corresponding to the Company’s proxy statement and the most relevant date for judging RCM’s performance), RCM only returned 3.8% to stockholders, significantly underperforming the Russell 2000 and its Peer Set at 19.1% and 40.1%, respectively.

➢	Despite acquiring $32 million in incremental revenue since 2007, RCM has lost approximately $66 million in revenue over the same period of time.

➢	The Board has approved outrageous compensation arrangements for its three top executives – over $8 million ($6.1 million for the Chairman and CEO alone) despite the Company’s underperformance.

➢	Mr. Kopyt’s $6.1 million parachute payment can be triggered if even one of our Nominees is elected to the Board.

➢
The Board has ignored the fact that its own Chairman and CEO previously misrepresented his academic credentials repeatedly to the invested public.  It is unfortunate that stockholders first discovered this misrepresentation at such a late juncture.

➢
The Board has adopted a stockholder rights plan, or poison pill, without stockholder approval and with a low 15% threshold trigger and then rescinded its prior announcement that it would allow stockholders to ratify the plan at the 2013 Annual Meeting.

➢	The Board delayed the annual meeting by 6 months with no communication to stockholders and no stated rationale for this delay.

➢
The Board continues to maintain poor corporate governance practices, including the inability of stockholders to effectively act by written consent (unanimous consent required), to call a special meeting (80% threshold required), and to fill vacancies for directors even if removed by stockholders.

➢	The independent directors of the Board lack any meaningful ownership in the Company – owning less than 1% of the outstanding common stock – making them unvested stewards of stockholder capital.

In its latest attempt to divert stockholders’ attention, on November 8, 2013, RCM filed a complaint against the Stockholder Group in the U.S. District Court, District of New Jersey claiming we are attempting to influence the results of the 2013 Annual Meeting by advancing false and misleading statements in violation of Sections 13(d), 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended.  Specifically, the Company claims we have failed to fully disclose our intent to (i) eventually obtain control of RCM, (ii) seek to terminate the Company’s stockholder rights plan, and (iii) seek to initiate a review of strategic alternatives including a sale of the Company or other business combination.

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We believe there is no merit to the Company’s complaint.

➢	As we have repeatedly stated throughout this process, we have no intention of acquiring or obtaining control of the Company.

➢
If our nominees are elected to the Board, they will represent a minority of the members of the Board – just two directors on a Board currently comprised of six members.  Any future board decisions, including whether to terminate the Company’s stockholder rights plan or review strategic alternatives will require the approval by a majority of the Board and could not be achieved simply by a vote of our two nominees.

As support for its claims, the Company cites information which we believe is at best immaterial, and in any event has already been presented to stockholders by the Company or by us in our respective proxy materials.  For example, in its complaint the Company makes much of the fines once levied against CDI Corporation (“CDI”) while Mr. Ballou was CEO.  We believe that the Company’s account as it relates to Mr. Ballou is grossly exaggerated and that the matter is not material.  To set the record straight, CDI’s annual revenue was approximately $1 billion in 2011 and the fines highlighted by the Company totaled just $4.9 million.  Mr. Ballou was never implicated in the government investigations that led to the fines.

The Company also relies heavily on the fact that CDI made an unsolicited offer to acquire the Company in 2010 – as if that somehow demonstrates Mr. Ballou’s personal intentions today.  Again, we have repeatedly disclosed Mr. Ballou’s tenure at CDI and the offer made in 2010 is in the public record.  Mr. Ballou retired from CDI in 2011 and no longer has any affiliation with that company.  As stated above and in our prior proxy materials, no member of the Stockholder Group has any interest in acquiring or controlling the Company.

The Company also calls into question the qualifications and experience of our two Nominees.  We believe our two highly-qualified Nominees possess the right mix of operating and financial experience to deliver value to all stockholders.  Mr. Ballou, for example, has significant relevant operational and executive experience.  At CDI, Mr. Ballou turned around a money losing company and returned to stockholders well over $100 million through dividends and a buyback program.  We believe Mr. Vizi, a founder of Legion Partners, will bring relevant experience as an investor with regard to capital allocation, corporate governance and executive compensation.  As a member of the stockholder group led by Legion Partners, with a combined ownership of approximately 13.3% of the outstanding shares of RCM, Mr. Vizi has a vested interest in creating long-term value for all RCM’s stockholders.  We believe his interests are clearly aligned with all other stockholders to promote greater accountability and maximize stockholder value.

Legion Partners and the other members of its group encourage stockholders not to be fooled by RCM’s eleventh hour act of desperation.  In our view, all RCM’s lawsuit demonstrates is the Company’s willingness to waste stockholder capital on frivolous ends seemingly designed to divert stockholders’ attention away from the real issues at hand: that is, the underperformance of the Company and the Board’s lack of accountability to stockholders.

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We urge you to send a clear message to the Board that the status quo is not acceptable by voting the GOLD proxy card today.

If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Okapi Partners LLC, whose contact information is below.  Thank you in advance for your support.

Sincerely,

/s/ Bradley S. Vizi

Bradley S. Vizi
Managing Director Legion Partners Asset Management, LLC

VOTE FOR CHANGE AT RCM -- PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

OKAPI PARTNERS LLC 437 Madison Avenue, 28th Floor New York, NY 10022 (212) 297-0720 Call Toll-Free at: (877) 566-1922 E-mail: info@okapipartners.com

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